                            ASSET PURCHASE AGREEMENT

                                     AMONG

                           MOYCO TECHNOLOGIES, INC.,

                          THOMPSON DENTAL MFG., INC.,

                          SWEET PEA TECHNOLOGIES, INC.

                                      AND

                        MILTEX INSTRUMENT COMPANY, INC.


                          Dated as of January 10, 2001

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

I.   PURCHASE AND SALE. .......................................................1
     1.1  Purchase and Sale of Assets .........................................1
     1.2  Assumption of Certain Liabilities ...................................2
     1.3  Closing .............................................................3
     1.4  Adjustment ..........................................................4
     1.5  Purchase Price Allocation ...........................................7

II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. ...........................7
     2.1  Organization of the Company; Authority ..............................7
     2.2  Subsidiaries ........................................................7
     2.3  No Violation; Consents and Approvals ................................8
     2.4  Financial Statements ................................................8
     2.5  Absence of Certain Changes or Events ................................9
     2.6  Absence of Undisclosed Liabilities ..................................9
     2.7  Personal Property ...................................................9
     2.8  Real Property ......................................................10
     2.9  Intellectual Property ..............................................12
     2.10 Litigation .........................................................12
     2.11 Employee Benefit Plans .............................................12
     2.12 Taxes ..............................................................14
     2.13 Contracts and Commitments ..........................................15
     2.14 Compliance with Laws ...............................................17
     2.15 Insurance ..........................................................17
     2.16 Labor Matters ......................................................17
     2.17 Environmental Matters ..............................................18
     2.18 Transactions with Affiliates .......................................19
     2.19 Material Suppliers and Customers ...................................19
     2.20 Brokers ............................................................19
     2.21 Complete Assets ....................................................19
     2.22 Product Warranties .................................................19

III. REPRESENTATIONS AND WARRANTIES OF BUYER. ................................19
     3.1  Organization; Authority ............................................19
     3.2  No Violation; Consents and Approvals ...............................20
     3.3  Litigation .........................................................20
     3.4  Brokers ............................................................20

                                                                            PAGE
                                                                            ----

IV.   COVENANTS OF THE PARTIES. ..............................................20
      4.1  Conduct of the Company's Business .................................20
      4.2  Access to Information Prior to the Closing; Confidentiality .......22
      4.3  Reasonable Best Efforts ...........................................22
      4.4  Consents ..........................................................22
      4.5  Public Announcements ..............................................23
      4.6  Payment of Transaction Fees .......................................23
      4.7  Employees .........................................................23
      4.8  Action by Stockholders ............................................24
      4.9  No Solicitation ...................................................24

V.    TAX MATTERS. ...........................................................25
      5.1  Transfer and Conveyance Taxes .....................................25

VI.   CONDITIONS TO CLOSING. .................................................25
      6.1  Conditions to the Company's Obligations ...........................25
      6.2  Conditions to Buyer's Obligations .................................26

VII.  TERMINATION. ...........................................................28
      7.1  Termination .......................................................28
      7.2  Procedure and Effect of Termination ...............................28

VIII. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
      INDEMNIFICATION. .......................................................29
      8.1  Survival of Representations and Warranties ........................29
      8.2  The Company's Agreement to Indemnify ..............................29
      8.3  The Company's Limitation of Liability .............................30
      8.4  Buyer's Agreement to Indemnify ....................................30
      8.5  Buyer's Limitation of Liability ...................................30
      8.6  Conditions of Indemnification With Respect to Third-Party Claims ..30
      8.7  Adjustment to Purchase Price ......................................31
      8.8  Additional Provision For Tax Indemnity ............................31

IX. DEFINITIONS. .............................................................33

X.    MISCELLANEOUS. .........................................................34
      10.1 Further Assurances ................................................34
      10.2 Notices ...........................................................34
      10.3 Amendment, Modification and Waiver ................................36
      10.4 Entire Agreement ..................................................36
      10.5 Severability ......................................................36
      10.6 Binding Effect; Assignment ........................................36
      10.7 No Third-Party Beneficiaries ......................................36

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                                                                            PAGE
                                                                            ----
      10.8  Fees and Expenses ................................................36
      10.9  Counterparts .....................................................37
      10.10 Interpretation ...................................................37
      10.11 Forum: Service of Process ........................................37
      10.12 Governing Law ....................................................37
      10.13 WAIVER OF JURY TRIAL .............................................37

Exhibit 6.1(e)           Opinion of Buyer's Counsel
Exhibit 6.1(h)           Assumption of Liabilities Agreement
Exhibit 6.2(h)(i)        Opinion of Company's Counsel
Exhibit 6.2(h)(ii)       Opinion of Company's Special Counsel
Exhibit 6.2 (j)          Consulting Agreement
Exhibit 6.2(o)           Transition Agreement

                               DEFINITIONS INDEX
                               -----------------

                                                                            PAGE
                                                                            ----

Adjustment Event .............................................................34
affiliate ....................................................................37
Agreement .....................................................................1
Allocation ....................................................................7
Alternative Transaction ......................................................25
Applicable Law ................................................................8
ASCP .........................................................................22
Assets .......................................................................33
Assumed Liabilities ...........................................................2
Balance Sheet .................................................................8
Basket .......................................................................30
Business ......................................................................1
Buyer .........................................................................1
Buyer Agreements .............................................................20
Buyer Cap ....................................................................30
Buyer Claims .................................................................30
Buyer Excess ..................................................................6
Cap ..........................................................................30
Closing .......................................................................1
Closing Date ..................................................................4
Closing Date Statement ........................................................4
Closing Working Capital Difference ...........................................33
COBRA ........................................................................13
Code ..........................................................................7
Company .......................................................................1
Company Claims ...............................................................30
Company Excess ................................................................6
Company's Objection ...........................................................5
Confidentiality Agreements ...................................................22
Damages ......................................................................29
defined benefit plan .........................................................13
Defined Contribution Plans ...................................................23
Dentsply International Settlement ............................................33
Disclosure Schedule ...........................................................7
Division Material Adverse Effect .........................................26, 33
eligible rollover distribution ...............................................23
employee benefit plan ........................................................13
Employee Transaction Bonus Payments ..........................................33
Environmental Laws ...........................................................18
ERISA ........................................................................13

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                                                                            PAGE
                                                                            ----

Escrow Agent ..................................................................1
Escrow Agreement ..............................................................4
Escrowed Amount ...............................................................1
Estimated Net Working Capital .................................................4
Excess Capital Lease Amount ..................................................33
Exchange Act .................................................................24
Excluded Liabilities ..........................................................2
Existing Indebtedness ........................................................34
Facility Indebtedness ........................................................34
Final Adjustment Date .........................................................6
Final Closing Date Statement ..................................................6
Financial Statements ..........................................................8
Foot Powder Settlement .......................................................33
foreign person ...............................................................27
Governmental Approval .........................................................8
Governmental Authority ........................................................8
Hazardous Substances .........................................................18
HIPAA ........................................................................13
Income Taxes .................................................................32
Indebtedness Liability .......................................................33
Intellectual Property ........................................................12
Letter of Credit ..............................................................1
Liens .........................................................................9
mass layoff ..................................................................21
Material Contract ............................................................15
Moyco ........................................................................12
Moyco Precision Abrasives, Inc. ..............................................12
Moyco Technologies, Inc. .....................................................12
multiemployer plan ...........................................................13
Net Working Capital ..........................................................34
Neutral Accounting Firm .......................................................5
Non-Adjustment Event .........................................................34
Order .........................................................................8
parachute payment ............................................................14
Permits ......................................................................17
Permitted Liens ...............................................................9
person .......................................................................37
Plan .........................................................................13
Plans ........................................................................13
plant closing ................................................................21
prohibited transaction .......................................................13
Purchase Price ................................................................1
Real Estate Permitted Liens ..................................................10

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                                                                            PAGE
                                                                            ----

Real Property ................................................................10
SEC ..........................................................................24
Seller Indemnities ...........................................................30
Seller Persons ...............................................................24
single-employer plan .........................................................14
Special Meeting ..............................................................24
Statement ....................................................................24
Subsidiaries ..................................................................1
subsidiary ...................................................................37
Sweet Pea ....................................................................33
Tax Return ...................................................................15
tax-exempt use property ......................................................15
Taxes ........................................................................15
Termination Fee ..............................................................29
Third-Party Claims ...........................................................31
Thompson .....................................................................12
Total Enterprise Value .......................................................34
Trade Payables and Accrued Expenses ..........................................34
Transaction Fees .............................................................34
Transferring Employees .......................................................23
Union Broach .................................................................12
WARN Act .....................................................................18
Welfare Plans ................................................................23

         ASSET PURCHASE AGREEMENT, dated as of January 10, 2001 (this "Agreement"), among MOYCO TECHNOLOGIES, INC., a Pennsylvania corporation (the "Company"), THOMPSON DENTAL MFG., INC., a Montana corporation, and SWEET PEA TECHNOLOGIES, INC., a Delaware corporation (collectively, the "Subsidiaries"), and MILTEX INSTRUMENT COMPANY, INC., a New York corporation (together with its successors and permitted assigns, "Buyer").

         WHEREAS, the Company and the Subsidiaries are engaged in the business of manufacturing, marketing and distributing dental supplies (the "Business");

         WHEREAS, subject to the terms and conditions of this Agreement, Buyer has agreed to purchase from the Company and the Subsidiaries at the Closing the Assets used in connection with the Business;

         WHEREAS, Buyer may assign its right to purchase the Assets relating to the Business to be purchased by it hereunder to one or more affiliates, in which event each such affiliate shall be considered the "Buyer" for all purposes of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

I. PURCHASE AND SALE.
   -----------------

   1.1 Purchase and Sale of Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 1.3 hereof (the "Closing"), Buyer shall purchase from the Company and the Subsidiaries, and the Company and the Subsidiaries shall sell to Buyer, all of their right, title and interest in the Assets, free and clear of and expressly excluding all debts, liabilities, obligations, Taxes, Liens and encumbrances (other than Permitted Liens) of any kind, character or description, whether accrued, absolute, contingent or otherwise (and whether or not reflected or reserved against in the balance sheets, books of account and records of the Company), except as otherwise expressly provided in Section 1.2 hereof.

   (b) Consideration. The aggregate consideration for the Assets shall consist of (i) an amount equal to the Total Enterprise Value, subject to adjustment as set forth in Section 1.4 (the "Purchase Price") and (ii) the assumption by the Buyer of the Assumed Liabilities. Simultaneously with the payment of the Purchase Price, either (A) the Buyer shall deposit $1,000,000 in cash by means of wire or interbank transfer of immediately available funds to the account of PNC Bank, National Association, in Philadelphia, Pennsylvania, as escrow agent hereunder (the "Escrow Agent") (which amount shall be increased by any earnings thereon and shall be reduced by any disbursements or losses on investments), or
(B) the Company shall deliver to the Buyer an irrevocable standby letter of credit available for drawings for up to an aggregate amount of $1,000,000 in favor of the Buyer (the "Letter of Credit") which shall expire on the later of
(x) the 180th day following the Closing Date or (y) the Final Adjustment Date (either of (A) or (B) shall be referred to herein as the "Escrowed Amount"). The Escrowed Amount, in the case of clause (A), shall be held, administered, and distributed by the Escrow Agent in accordance with the terms of this Agreement and an Escrow Agreement in the customary form thereof of PNC Bank, National Association, with such modifications as required to reflect the terms of this Agreement (the "Escrow Agreement").

         For information purposes, the calculation relating to each of the amounts set forth in Section 1.1 (b) to be delivered at the Closing is set forth on Schedule 1.1(b). The actual amounts to be delivered at the Closing will be determined pursuant to this Section 1.1.

     1.2 Assumption of Certain Liabilities. (a) The Company and the Subsidiaries will assign, and Buyer will assume and perform as they become due, for all periods on or after the Closing Date, solely the following liabilities and obligations of the Company (collectively, the "Assumed Liabilities"): (i) any Taxes which properly relate to periods after the Closing Date in connection with the ownership of the Assets and the operation of the Business; and (ii) the following liabilities and obligations of the Company and the Subsidiaries:

         (A) Trade Payables and Accrued Expenses;

         (B) The capital lease and the operating lease liabilities for the lease of equipment set forth in Section 1.2(a)(B) of the Disclosure Schedule; and

         (C) all liabilities properly accruing and relating to periods on or after the Closing Date under, arising from or incurred in connection with contracts and agreements relating to the Assets or to the Business as set forth on Schedule 1.2(a)(C).

     (b) Except for the Assumed Liabilities, Buyer will not assume or have any responsibility for any liabilities or obligations of the Company or the Subsidiaries or their respective predecessors, including any which arise out of, result from, or relate to, the conduct of the Business prior to the Closing Date including but not limited to the following (collectively, the "Excluded Liabilities"):

         (A) any liabilities from Environmental Laws, arising from (1) the ownership or operation of the Business or the Assets before the Closing Date or (2) any Hazardous Substances that were present in, on or under any of the Assets at any time before the Closing Date;

         (B) any and all Taxes of the Company and its Subsidiaries for any period, including, without limitation, Taxes arising out of the ownership or operation of the Business or the Assets by any Person at any time on or before the Closing;

         (C) any liability of the Company or the Subsidiaries for unpaid federal and state income Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise;

         (D) all liabilities of the Company and the Subsidiaries for the Transaction Fees and the Employee Transaction Bonus Payments;

         (E) all obligations, liabilities and expenses of the Company and the Subsidiaries under or arising as a result of this Agreement;

         (F) all Taxes of the Company and the Subsidiaries on the sale of the Assets pursuant to this Agreement;

         (G) any patent, trademark, copyright or other infringement claims arising out of, resulting from, or relating to, the conduct of the Business prior to the Closing Date, including, without limitation, any such claims relating to the Dentsply International Settlement;

         (H) all liabilities relating to the Foot Powder Settlement;

         (I) all liabilities of the Company and the Subsidiaries relating to its Precision Abrasives business or any other business conducted by them other than the Business;

         (J) any liabilities in connection with or arising from the maintenance of or contribution to any Plan, including, but not limited to, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or a defined benefit plan within the meaning of Section 3(35) of ERISA;

         (K) except as set forth in Section 1.2(a)(B) above, all Indebtedness Liability of the Company and its Subsidiaries;

         (L) for products of the Business manufactured prior to the Closing Date, all product liability claims, personal injury claims and other claims (other than warranty claims) for loss or damage that are asserted against the Buyer, the Company or the Subsidiaries within 12 months following the Closing Date (except for any claims relating to products of the Business which have been recalled, which may be asserted at any time); any such claim that is asserted against the Buyer, the Company or the Subsidiaries more than 12 months following the Closing Date (except for claims relating to recalled products) shall be deemed to be an Assumed Liability under
     Section 1.2(a)(ii)(C) of this Agreement;

         (M) all liabilities of the Company and its Subsidiaries for lawsuits relating to actions taken, or omitted to be taken, prior to the Closing or in connection with the transactions contemplated herein; and

         (N) all liabilities of the Company and its Subsidiaries for fees and expenses of professionals (ie., attorneys, accountants, consultants, etc.) engaged by the Company or its Subsidiaries prior to the Closing to render services thereto.

     1.3 Closing. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10021, at 10:00 a.m., local time, on the second day after the conditions set forth in Article VI shall have been satisfied or waived or such other date as mutually agreed to by the parties (the "Closing Date"), but in no event later than May 2, 2001. At the Closing, the following transactions will take place:

     (a) Buyer will pay the Company an amount equal to the difference between
(i) the Purchase Price and (ii) the Escrowed Amount by wire transfer of immediately available funds to an account or accounts designated by the Company at least five business days prior to the Closing by written notice to Buyer; provided, however, that if the Company elects to fund the Escrowed Amount with the Letter of Credit, the amount payable by Buyer at the Closing pursuant to this Section 1.3(a) shall not be reduced by the Escrowed Amount.

     (b) Buyer (in the event the Company shall have elected not to fund the Escrowed Amount with the Letter of Credit) will deliver the Escrowed Amount by wire transfer of immediately available funds to the Escrow Agent to be held pursuant to the Escrow Agreement. Each of the parties hereto will execute and deliver the Escrow Agreement on the Closing Date.

     (c) The Company shall pay the Transaction Fees and deliver to Buyer satisfactory evidence that such payments constitute the final payments with respect to such fees.

     (d) The Company shall pay the Employee Transaction Bonus Payments, if any, subject to any required withholding or other Taxes.

     1.4 Adjustment. (a) Not later than five days prior to the Closing Date, the Company shall provide Buyer with its good faith estimate of the Net Working Capital (the "Estimated Net Working Capital") of the Business as of the close of business on the day immediately preceding the Closing Date, which shall be prepared by the Chief Financial Officer of the Company on the same basis that the Closing Date Statement is to be prepared pursuant to this Section 1.4(a). As soon as practicable, but in no event later than 90 days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Company a statement of the Net Working Capital of the Business as of the close of business on the day immediately preceding the Closing Date, without giving effect to the consummation of any of the transactions contemplated hereby (the "Closing Date Statement"). The Closing Date Statement shall be prepared as if the day immediately preceding the Closing Date was the Company's normal year end, in accordance with generally accepted accounting principles ("GAAP") applied (to the extent consistent with GAAP) on a basis consistent with the Financial Statements; except that (i) no Existing Indebtedness (including, without limitation, capital lease obligations) shall be included in the Closing Date Statement, (ii) no liability for the Transaction Fees, the Employee Transaction Bonus Payments or any fees of Buyer or any of its affiliates in accordance with
Section 10.8 shall be included in the Closing Date Statement, (iii) no deferred financing fees shall be included in the Closing Date Statement, (iv) no receivables from the Company, any Subsidiary, any stockholder or any of their affiliates shall be included in the Closing Date Statement, (v) no deferred income Tax asset or liability shall be included in the Closing Date

Statement, (vi) no Tax assets or liabilities shall be included in the Closing Date Statement, (vii) any asset which is otherwise required to be reflected on the Closing Date Statement, which is not reflected on the Balance Sheet, unless acquired after June 30, 2000 from an unrelated party in the ordinary course of business, shall be excluded from the Closing Date Statement, (viii) inventory shall be valued at the lower of cost (using the first-in, first-out method) or market, determined on an item by item basis, in accordance with GAAP, (ix) no reserves, liabilities, asset valuation allowances, or similar items reflected in the Balance Sheet or created thereafter shall be reversed or shall be reallocated to cover any other reserve, liability, asset valuation allowance or similar item required to be provided for on the Closing Date Statement and (x) no Excluded Liabilities shall be included on the Closing Date Statement. Inventory quantities shall be determined based on a physical inventory taken by the Company and observed by representatives of Buyer and the Company as of the close of business on the third day preceding the Closing Date.

     (b) The Company shall within 30 days after the delivery by Buyer of the Closing Date Statement complete its review of the Closing Date Statement and the Net Working Capital reflected thereon. In the event that the Company determines that the Closing Date Statement has not been prepared, or that the Net Working Capital reflected on the Closing Date Statement has not been determined, on the basis set forth in Section 1.4(a), the Company shall inform Buyer in writing ("Company's Objection"), setting forth a description in reasonable detail of the basis of its objection and the adjustments to the Closing Date Statement and the Net Working Capital which the Company believes should be made, on or before the last day of such 30 day period. Buyer shall have 20 days to review and respond to the Company's Objection. During such 20 day review period and the subsequent 10 day period the parties shall seek in good faith to resolve any differences which they may have with respect to the matters specified in the Company's Objection. If Buyer and the Company are unable to resolve all of their disagreements with respect to the Company's Objection within the 10 day period following completion of Buyer's review of the Company's Objection, they shall refer their remaining differences to PricewaterhouseCoopers or another nationally recognized firm of independent public accountants as to which the Company and Buyer mutually agree (or in the event the parties cannot agree, as chosen by the American Arbitration Association) (the "Neutral Accounting Firm"), who shall determine on the basis of the standards set forth in Section 1.4(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Date Statement and the Net Working Capital require adjustment. The parties shall instruct the Neutral Accounting Firm to deliver its written determination to Buyer and the Company no later than the twentieth day after the remaining differences underlying the Company's Objection are referred to the Neutral Accounting Firm. The Neutral Accounting Firm's determination shall be conclusive and binding upon Buyer and the Company, and shall be based solely on written submissions by Buyer and the Company and not by independent review. The Neutral Accounting Firm shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by either party or lower than the lowest value claimed by either party. The fees and expenses of the Neutral Accounting Firm
(i) shall be borne by the Company in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Company (as finally determined by the Neutral Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Company (as finally determined by the Neutral Accounting Firm) bears to the aggregate dollar amount of such items so submitted. The "Final Closing Date Statement" shall be (i) the Closing Date Statement in the event that (x) no Company's Objection is delivered to Buyer during the 30-day period specified above, or (y) the Company and Buyer so agree,
(ii) the Closing Date Statement, adjusted in accordance with the Company's Objection in the event that Buyer does not respond to the Company's Objection within the 20-day period following receipt by Buyer of the Company's Objection or agrees with the Company's Objection, or (iii) the Closing Date Statement, as adjusted by either (x) the agreement of the Company and Buyer or (y) the Neutral Accounting Firm. Neither the Company nor Buyer shall have any ex parte conversations or meetings with the Neutral Accounting Firm without the prior consent of Buyer (in the case of the Company) and the Company (in the case of Buyer).

     (c) If there has been an Adjustment Event, then within five business days after the later of the date (i) the Final Closing Date Statement is issued, or
(ii) any remaining disputed items with respect to the Final Closing Date Statement are ultimately resolved pursuant to Section 1.4(b) (such date being the "Final Adjustment Date"): (x) if the amount of Net Working Capital set forth in the Final Closing Date Statement equals or exceeds the amount of Estimated Net Working Capital (the "Company Excess"), (1) Buyer shall instruct the Escrow Agent to pay to the Company from the Escrowed Amount the Escrowed Amount, and
(2) Buyer shall pay to the Company the Company Excess; and (y) if the amount of Estimated Net Working Capital exceeds the amount of the Net Working Capital set forth in the Final Closing Date Statement (the "Buyer Excess"), the Company and Buyer shall instruct the Escrow Agent to pay (1) to Buyer from the Escrowed Amount the Buyer Excess (and, if the Escrowed Amount is less than the Buyer Excess, the Company shall pay to Buyer the amount if any of any such insufficiency) and (2) to the Company from the Escrowed Amount the balance of the Escrowed Amount, if any (in each case such payment shall be made by wire transfer in immediately available funds to an account specified by the Company or Buyer, as applicable).

     (d) If there has been a Non-Adjustment Event, then within five business days after the Final Adjustment Date: (x) if the amount of Net Working Capital set forth in the Final Closing Date Statement equals or exceeds $3,950,000 (the "Company Excess"), (1) Buyer shall instruct the Escrow Agent to pay to the Company from the Escrowed Amount the Escrowed Amount, and (2) Buyer shall pay to the Company the Company Excess; and (y) if $3,950,000 exceeds the amount of the Net Working Capital set forth in the Final Closing Date Statement (the "Buyer Excess"), the Company and Buyer shall instruct the Escrow Agent to pay (1) to Buyer from the Escrowed Amount the Buyer Excess (and, if the Escrowed Amount is less than the Buyer Excess, the Company shall pay to Buyer the amount if any of any such insufficiency) and (2) to the Company from the Escrowed Amount the balance of the Escrowed Amount, if any (in each case such payment shall be made by wire transfer in immediately available funds to an account specified by the Company or Buyer, as applicable).

     (e) In the event that the Company shall elect to deliver the Letter of Credit, the Letter of Credit shall provide for payment to Buyer of the amounts described in paragraph (c) or (d)

(whichever is applicable) as being payable from the Escrowed Amount, upon instruction from Buyer to the bank issuing the Letter of Credit.

     1.5 Purchase Price Allocation. For income tax purposes, the Company, the Subsidiaries and Buyer agree that allocation of the Purchase Price (and the Assumed Liabilities that are properly included in the Buyer's tax basis for the Assets) (the "Allocation") will be prepared jointly by both the Buyer and the Company within 120 days after the Closing Date in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company and Buyer agree that the Allocation mutually agreed upon shall be used by each of them in the preparation and filing of all Tax Returns (including IRS Form 8594, or any successor form) and each party agrees that it shall take no position, and cause its affiliates to take no position, inconsistent with the Allocation on any Tax Return or in any proceeding before any governmental body, taxing authority or otherwise; provided, however that the Buyer may allocate the Purchase Price for general accounting purposes in accordance with GAAP. If, contrary to the intent of the parties hereto as expressed in this Section 1.5, any taxing authority makes or proposes an allocation different from the Allocation determined under this Section 1.5, the Company and Buyer shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation).


II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
    ----------------------------------------------

     Except as set forth on the disclosure schedule delivered by the Company to Buyer simultaneously with the execution of this Agreement (the "Disclosure Schedule"), the Company represents and warrants to Buyer as follows:

     2.1 Organization of the Company; Authority. The Company is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania, has all requisite corporate power and corporate authority to enter into this Agreement, to own, lease and operate its properties and to conduct its business, and, upon the approval of a majority of votes cast by the shareholders of the Company entitled to vote, shall have all requisite corporate power and corporate authority to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. Upon the approval of a majority of the votes cast by the shareholders of the Company entitled to vote, this Agreement shall constitute a valid and binding obligation of the Company, subject to the qualification that enforcement of the rights and remedies created hereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Division Material Adverse Effect. The Company has heretofore delivered to Buyer complete and correct copies of the Articles of Incorporation and Bylaws of the Company, as in effect as of the date of this Agreement.

     2.2 Subsidiaries. The Company has no subsidiaries that relate to the Business other than the Subsidiaries. Section 2.2 of the Disclosure Schedule sets forth, with respect to each of the Subsidiaries, its type of entity, the jurisdiction of its organization, its authorized and outstanding capital stock, partnership interests or equivalent ownership interests and the Company's current ownership of such shares or interests. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business and to consummate the transactions contemplated hereby.

     2.3 No Violation; Consents and Approvals. Except as set forth in Section
2.3 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary, (b) any judgment, order, injunction or decree (an "Order"), or statute, law, ordinance, rule or regulation ("Applicable Law") applicable to the Company or the Subsidiaries with respect to the Business or the Assets, which such conflict, violation or default would have a Division Material Adverse Effect or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the Assets under, any Material Contract relating to the Business or Permit to which the Company or any Subsidiary is a party or by which the Company or the Subsidiaries or any Assets may be bound, which termination, cancellation or acceleration, or creation of any Lien, would give rise to a Division Material Adverse Effect. Except as set forth in Section 2.3 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with ("Governmental Approval") any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign ("Governmental Authority"), is required to be obtained or made by or with respect to the Company or the Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

     2.4 Financial Statements. The Company has heretofore delivered to Buyer true and correct copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2000 and June 30, 1999 and the related audited consolidated statements of operations, shareholders' equity and cash flows of the Company and its Subsidiaries for each of the three years in the period ended June 30, 2000, (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2000 and the related unaudited consolidated statements of operations, changes in shareholders equity and cash flow of the Company and its Subsidiaries for the three months ended September 30, 2000 and September 30, 1999, (iii) the unaudited balance sheets of the Business as of June 30, 2000 and June 30, 1999 and the related unaudited statements of operations and cash flows of the Business for each of the three years in the period ended June 30, 2000 and (iv) the unaudited balance sheet of the Business as of September 30, 2000 and the related unaudited statements of operations and cash flows of the Business for the three months ended September 30, 2000 and September 30, 1999 (collectively, the "Financial Statements"). The balance sheet of the Business as of June 30, 2000 is hereinafter referred to as the "Balance Sheet". The

Financial Statements (a) have been prepared from the books and records of the Company and its subsidiaries, (b) are in accordance with GAAP, (c) fairly present in all material respects the consolidated financial condition and the results of operations and cash flows of the Company and the Subsidiaries or the financial condition and the results of operations and cash flows of the Business, as applicable, as of the dates and for the periods indicated, and (d) have been prepared on a consistent basis throughout and among the periods covered thereby; provided, however, that those Financial Statements prepared as of September 30, 2000 are subject to normal year-end adjustments.

     2.5 Absence of Certain Changes or Events. Except as set forth in Section
2.5 of the Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from the date of the Balance Sheet to the date of this Agreement, (i) the Company and the Subsidiaries have operated the Business solely in the ordinary course of business consistent with past practices, (ii) the Company and the Subsidiaries have not engaged in any of the activities prohibited by Section 4.1 with respect to the Business, and (iii) there have occurred no changes or events which, individually or in the aggregate, would have a Division Material Adverse Effect.


     2.6 Absence of Undisclosed Liabilities. Except as set forth in Section 2.6 of the Disclosure Schedule and for liabilities or obligations which are accrued or reserved against on the Balance Sheet or disclosed in the notes thereto, the Company and the Subsidiaries do not have any material liabilities or obligations relating to the Business, whether accrued, absolute, contingent, matured or unmatured, other than material liabilities or obligations incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet, or incurred as permitted by Section 4.1.

     2.7 Personal Property. (a) Except as set forth in Section 2.7(a) of the Disclosure Schedule, the Company and the Subsidiaries have good and marketable title to all personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all personal property leased by or licensed to them relating to the Business (collectively, the "Personal Property"), in each case, free and clear of all liens, claims, encumbrances, options, hedges and security interests ("Liens"), imperfections of title or encumbrances of any nature whatsoever, other than (i) mechanics', carriers', or workmen's, repairmen's or similar Liens arising or incurred in the ordinary course of business, (ii) Liens for taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith and for which appropriate reserves are reflected on the Balance Sheet, and (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate (the Liens, imperfections of title and encumbrances described in clauses (i), (ii) and (iii) above are hereinafter referred to collectively as the "Permitted Liens").

     (b) Except as set forth in Section 2.7(b) of the Disclosure Schedule, all material tangible items of Personal Property, excluding all inventories relating to the Business, necessary for the operation or conduct of the Business as currently conducted are in the aggregate in adequate operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

     (c) Except as set forth in Section 2.7(c) of the Disclosure Schedule, all inventories relating to the Business carried by the Company and the Subsidiaries as of June 30, 2000 and reflected on the Balance Sheet are, and as of the Closing Date and reflected on the Final Closing Date Statement will be, valued at the lower of cost (using the first-in first-out method) or market, determined on an item by item basis, in accordance with GAAP. The Company has adequate obsolescence reserves to cover inventory items which have a market value lower than cost. Except to the extent of inventory reserves reflected in the Balance Sheet or in the calculation of Net Working Capital on the Final Closing Date Statement, as the case may be, the items included in said inventories are normal items of inventory carried by the Company and the Subsidiaries, and are current, suitable and merchantable at customary prices for the filling of orders in the normal course of business, and are not obsolete, damaged, defective or slow moving.

     (d) Except as set forth in Section 2.7(d) of the Disclosure Schedule, the accounts receivable and notes receivable relating to the Business reflected on the Balance Sheet are, and those reflected on the Final Closing Date Statement will be, valid receivables arising in the ordinary course of business, collectible within 120 days of the date of the invoices giving rise thereto (or, in the case of notes receivable, the due date) at their face amount, and not subject to any valid counterclaims or setoffs, except to the extent of the accounts receivable reserves reflected on the Balance Sheet. All notes and accounts receivable of the Company and the Subsidiaries are reflected properly on their books and records. Notwithstanding the fact that any accounts receivable or notes receivable are disclosed in Section 2.7(d) of the Disclosure Schedule as an exception to this subsection, the representation in this paragraph shall apply to those receivables without regard to such disclosure. Accordingly, the Company shall indemnify and hold harmless the Buyer to the extent that any such receivables are not collected at their face amount within 120 days of the date of the invoices (or, in the case of notes receivable, the due date) giving rise thereto, in accordance with Article VIII of this Agreement. If Buyer collects any account or note receivable after having received indemnification therefor (either directly or by offset pursuant to the Consulting Agreement), Buyer will remit the amount so collected to the Company.


     2.8 Real Property. (a) As used in this Agreement, the term "Real Property" shall mean all (i) real property owned by the Company or its Subsidiaries relating to the Business and (ii) interests in real property leased by the Company or the Subsidiaries relating to the Business. Section 2.8(a) of the Disclosure Schedule lists all Real Property. Except as set forth in Section 2.8(a) of the Disclosure Schedule, the Real Property constitutes all real property and interests in real property used in the conduct of the Business by the Company and the Subsidiaries.

     (b) As used in this Agreement, the term "Real Estate Permitted Liens" shall mean:

         (i) All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such governmental authority affecting the Real Property which do not impair in any material respect the use of the Real Property to which they relate;

         (ii) All easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters which do not impair in any material respect the use of the Real Property to which they relate;

         (iii) All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business and which do not impair in any material respect the use of the Real Property to which they relate; and

         (iv) All existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property.

     (c) Except as set forth in Section 2.8(c) of the Disclosure Schedule, the Company and the Subsidiaries have valid leasehold interests in all Real Property leased by them, in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions of any nature created by the Company, except for Permitted Liens and Real Estate Permitted Liens which, individually or in the aggregate, would not have a Division Material Adverse Effect.

     (d) Except as set forth in Section 2.8(d) of the Disclosure Schedule, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best of the Company's knowledge, threatened against the Real Property.

     (e) Except as set forth in Section 2.8(e) of the Disclosure Schedule, to the best of the Company's knowledge, all of the Real Property owned by the Company and the Subsidiaries is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and there are no facts which would prevent the Real Property from being occupied after the Closing Date in the same manner as before.

     (f) Except as set forth in Section 2.8(f) of the Disclosure Schedule, to the best of the Company's knowledge, all improvements on the Real Property owned by the Company and the Subsidiaries were constructed in compliance with applicable federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting such property, except where the failure to be in compliance would not, individually or in the aggregate, materially impair the value or materially interfere with the present use of such Real Property or otherwise materially impair business operations.

     (g) Except as set forth in Section 2.8(g) of the Disclosure Schedule, to the best of the Company's knowledge, all improvements on the Real Property owned by the Company and the

Subsidiaries and the present use and conditions thereof do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any governmental agency having jurisdiction over the Real Property.

     (h) Except as set forth in Section 2.8(h) of the Disclosure Schedule, to the best of the Company's knowledge, all improvements on the Real Property owned by the Company and the Subsidiaries are structurally sound in all material respects and in reasonably good maintenance and repair, normal wear and tear excepted.

     2.9 Intellectual Property.

     (a) Section 2.9(a) of the Disclosure Schedule sets forth a complete list of all material registered patents, trademarks, trade names, service marks, assumed names, copyrights and all applications therefor (collectively, the "Intellectual Property") owned, filed or licensed by the Company or the Subsidiaries relating to the Business and, with respect to registered trademarks, all jurisdictions in which such trademarks are registered.

     (b) As used in this Section 2.9(b), "Intellectual Property" shall also include, to the extent related to or necessary for the operation of the Business, all inventions (including Nuti), invention studies (whether patentable or unpatentable), designs, copyrights, mask works, trademarks (including, without limitation, the use of the names "Moyco", "Union Broach" and "Thompson" in connection with the manufacture and sale of medical and dental devices), service marks, trade dress, trade names, secret formulae, trade secrets, secret processes, computer programs and know-how; provided however that the Company shall retain ownership of and the right to use the names "Moyco Precision Abrasives, Inc." in connection with the abrasives business and "Moyco Technologies, Inc." as the Company's corporate name. Except as set forth in
Section 2.9(b) of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to use any Intellectual Property, (ii) all Intellectual Property owned by the Company or the Subsidiaries is owned by the Company or such Subsidiary free and clear of all Liens, (iii) the Company and the Subsidiaries own or have the right to use all of the Intellectual Property used in the conduct of the Business, and
(iv) no claims have been asserted of which the Company or the Subsidiaries has been given written notice by any person with respect to the ownership or use by the Company or the Subsidiaries of the Intellectual Property.

     2.10 Litigation. Except as set forth in Section 2.10 of the Disclosure Schedule, there are no claims, actions, suits or proceedings pending, or to the best of the Company's knowledge, investigations pending or claims, actions, suits, proceedings or investigations threatened in writing against or affecting the Company, the Subsidiaries or the Assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, except those (if any) arising after the date hereof and prior to the Closing Date which, if adversely determined, would not have a Division Material Adverse Effect. Except as set forth in Section 2.10 of the Disclosure Schedule, the

Company has not received any notice that the Company, the Subsidiaries or any of their respective assets relating to the Business is subject to any material decree, order or judgment.

     2.11 Employee Benefit Plans.

     (a) Section 2.11(a) of the Disclosure Schedule sets forth a complete list of all plans, contracts, agreements, practices, policies or arrangements, oral or written, providing for employment or for any bonuses, deferred compensation, excess benefits, pensions, retirement benefits, profit sharing, stock bonuses, stock options, stock purchases, life, accident and health insurance, hospitalization, savings, holiday, vacation, severance pay, change of control payments or benefits, sick pay, leave, disability, tuition refund, service awards or any other employee or executive benefits, including, without limitation, any such plan, contract, agreement, practice, policy or arrangement which is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (collectively, "ERISA"), providing employee benefits or compensation to current employees of the Business maintained or contributed to by the Company or the Subsidiaries or to which the Company or any Subsidiary is a party (each a "Plan" and, collectively, the "Plans").

     (b) With respect to each Plan, the Company has delivered to Buyer a current, accurate and complete copy of all documents which comprise the most current version of each such Plan and any related trust agreement or other funding instrument.

     (c) None of the Plans is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA or a "defined benefit plan" within the meaning of
Section 3(35) of ERISA and, neither the Company nor the Subsidiaries have contributed to such a plan in the preceding five (5) years.

     (d) Except as set forth in Section 2.11(d) of the Disclosure Schedule, (i) for each Plan that is intended to be qualified under Code Section 401(a), the Company has obtained a favorable determination letter from the IRS to such effect, and nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification, and(ii) no reportable event within the meaning of Section 4043 of ERISA or "prohibited transaction" within the meaning of Section 406 of ERISA has occurred with respect to any Plan and no material tax has been imposed pursuant to Section 4975 or Section 4976 of the Code in respect thereof.

     (e) Except as set forth in Section 2.11(e) of the Disclosure Schedule, there are no claims, suits or actions pending or, to the knowledge of the Company, threatened by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     (f) Each Plan listed on Section 2.11(a) of the Disclosure Schedule is in material compliance with the provisions of ERISA, the Code, its governing documents and all other Applicable Law, including, without limitation, all notice and other requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

     (g) The Company and the Subsidiaries are in material compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and all other Applicable Laws which require the continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status. Neither the Company nor the Subsidiaries has any obligation to provide health or other non-pension benefits to retired or other former employees, except as specifically required by COBRA.

     (h) There are no unpaid contributions due prior to the date hereof with respect to any Plan that are required to have been made under its terms and provisions, any related insurance contract, or Applicable Law.

     (i) Neither the Company nor the Subsidiaries has incurred any liability or taken any action and none of them has any knowledge of any action or event that could cause any one of them to incur any liability under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA).

     (j) Except as set forth in Section 2.11(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any or all of the contemplated transactions will: (i) entitle any current or former employee of the Company or its Subsidiaries to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

     2.12 Taxes. (a) Except as set forth in Section 2.12(a) of the Disclosure
Schedule:

          (i) The Company and its Subsidiaries have timely filed (after giving effect to applicable extensions) or caused to be filed, and will timely file or cause to be filed, with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company, the Subsidiaries, the Business and the Assets for all periods ending on or prior to the Closing Date, pursuant to the laws of any governmental authority with taxing power over the Company or its assets or businesses, and such Tax Returns are, and in the case of Tax Returns not yet filed, will be, true, correct and complete in all material respects;

          (ii) The Company and the Subsidiaries have paid or made adequate provision for, or will pay or make adequate provision for, the payment of all Taxes (as hereinafter defined) of the Company and the Subsidiaries that are, or will become, due and payable by the Company or the Subsidiaries relating to the Company, the Subsidiaries, the Business or the Assets for all periods ending prior to, or on, the Closing Date. The Company and the Subsidiaries have made provisions for, or will make adequate provision for, and will timely pay, all Taxes relating to the Company, the Subsidiaries, the Business or the Assets as finally determined and payable after the Closing that relate to the Company's and the Subsidiaries' ownership or sale of the Assets or operation of the Business prior to the Closing;

          (iii) No waivers of statutes of limitation have been given or requested with respect to the Company or the Subsidiaries in connection with any Tax Returns covering the Company or the Subsidiaries or with respect to any Taxes payable by them;

          (iv) The Company and the Subsidiaries have or have caused to be duly and timely withheld, or will withhold or cause to be withheld on a timely basis, and have paid, or will pay, over to the appropriate taxing authorities all Taxes required to be so withheld and paid over (including, without limitation, all employment related Taxes and withholdings) owed by the Company and the Subsidiaries under all applicable laws for all periods ending prior to or as of the Closing Date;

          (v) There are no liens with respect to Taxes (except for Taxes which are not yet delinquent) upon any of the Assets of the Company or the Subsidiaries;

          (vi) Neither the Company nor the Subsidiaries have received any notice of deficiency or assessment or has any actual knowledge of any proposed deficiency or assessment from any federal, state, local or other taxing authority with respect to liabilities for which the Company and/or the Subsidiaries may be liable;

          (vii) No claim has been received from any taxing jurisdiction where the Company or the Subsidiaries do not file Tax Returns that the Company or the Subsidiaries are or may be subject to taxation by that jurisdiction; and

          (viii) None of the Assets is property that (a) is or will be required to be treated as being owned by another party pursuant to the provisions of
     Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, (b) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or, (c) secures any debt the interest on which is exempt from Tax under Code Section 103.

     (b) As used in this Agreement:

         (i) "Taxes" means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, net income, gross income, corporation, advance corporation, gross receipts, branch profits, premium, estimated, customs, duties, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof and any interest, penalties or additions to tax with respect thereto, and
     (ii) any payments with respect to the items described in clause (i) that are required to be made under any other agreement, including, without limitation, any tax-sharing or tax indemnification agreement.

          (ii) "Tax Return" means any report, return, statement, estimate, informational return, declaration or other written information required to be supplied to a taxing authority in connection with Taxes.

     2.13 Contracts and Commitments. Section 2.13 of the Disclosure Schedule sets forth a list of all of the following agreements, contracts and commitments relating to the Business to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiaries or the Assets are bound (except for purchase orders for inventory by the Company or any of the Subsidiaries in the ordinary course of business) (each, a "Material Contract"):

     (a) employment agreements, severance agreements or employee termination arrangements that are not terminable at will by the Company or a Subsidiary without penalty;

     (b) any change of control agreements with employees of the Company or the Subsidiaries;

     (c) agreements, contracts, commitments or arrangements containing any covenant limiting the ability of the Company or the Subsidiaries to engage in any line of business or to compete with any business or person;

     (d) agreements or contracts with any Stockholder or any affiliate of a Stockholder (other than the Company and the Subsidiaries) or any officer, director or employee of the Company, the Subsidiaries, any Stockholder or any of such affiliates (other than employment, severance and change of control agreements covered by clause (a) or (b) above);

     (e) agreements or contracts under which the Company or the Subsidiaries has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness;

     (f) joint venture agreements or other agreements involving the sharing of profits;

     (g) leases pursuant to which Personal Property or Real Property is leased to or from the Company or the Subsidiaries;

     (h) powers of attorney from the Company or any Subsidiaries;

     (i) guaranties, suretyships or other contingent agreements of the Company or the Subsidiaries;

     (j) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to the Company or the Subsidiaries and involving future payments which exceed $50,000 in any 12-month period;

     (k) any agreement, contract, commitment or arrangement relating to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

     (l) contracts (other than those covered by clauses (a) through (k) above) pursuant to which the Company and the Subsidiaries will receive or pay in excess of $100,000 over the life of the contract; and

     (m) any other material agreements, contracts and commitments not entered into in the ordinary course of business.

Except as set forth in Section 2.13 of the Disclosure Schedule, neither the Company, the Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in material breach of or in material default under any Material Contract. Each such Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company and/or the Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

     2.14 Compliance with Laws. Except as set forth in Section 2.14 of the Disclosure Schedule, the Company and the Subsidiaries are in compliance with all Applicable Laws and all Orders of, and agreements with, any Governmental Authority applicable to the Company, or the Subsidiaries with respect to the Business or the Assets except to the extent that such noncompliance would not reasonably be likely to result in any material liability or obligations of the Company or any Subsidiaries relating to the Business. Except as set forth in
Section 2.14 of the Disclosure Schedule, the Company and the Subsidiaries have all material permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of the Business (collectively, "Permits").

     2.15 Insurance. Except as set forth in Section 2.15 of the Disclosure Schedule, the Company and the Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are, in the judgment of the Company, reasonable for the conduct of the Business and the assets relating to the Business. Section 2.15 of the Disclosure Schedule sets forth a list of such insurance policies as are in full force and effect as of the date of this Agreement, which policies the Company shall maintain in full force and effect during the period from the date of this Agreement through the Closing Date.

     2.16 Labor Matters. Except as set forth in Section 2.16 of the Disclosure Schedule, with respect to employees who are employed by the Business, to the best knowledge of the Company, (a) the Company and the Subsidiaries are in substantial compliance with all Applicable Laws regarding employment and employment practices, (b) there is no unfair labor practice charge or complaint against the Company nor the Subsidiaries pending before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending, (c) there is no labor strike, slowdown, work stoppage or lockout in effect, or threatened against or otherwise affecting the Company or the Subsidiaries, and the Company and the Subsidiaries have not experienced any such labor controversy within the past five years, (d) there is no material charge or complaint pending against the Company or the Subsidiaries before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices, (e) neither the Company nor the Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (f) the Company and the Subsidiaries will not have any material liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any Applicable Law or otherwise, as a result of the transactions contemplated hereunder; (g) neither the Company nor the Subsidiaries is a party to any collective bargaining agreement; and (h) the Company and the Subsidiaries are in compliance with its obligations pursuant to the Worker, Adjustment and Retraining Notification Act of 1988 ("WARN Act"), and in substantial compliance with all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. Neither the Company nor the Subsidiaries has received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of or relating to the Company or the Subsidiaries with respect to the employment of employees who are employed in the Business, and no such investigation is in progress.

     2.17 Environmental Matters. Except as set forth in Section 2.17 of the Disclosure Schedule, (i) neither the Company nor the Subsidiaries has with respect to the Business, as of the date hereof, received any notice alleging the material violation of, or any material actual or potential liability relating to, any applicable Federal, state or local statutes, laws, regulations, rules, decrees, orders, judgments, ordinances, or common law related to the protection of human health or the environment, or the use, treatment, storage, disposal, release or transportation of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any similar state or local statutes or regulations ("Environmental Laws"), which violation or liability has not been resolved and, to the knowledge of the Company, no such notice is threatened or otherwise expected, (ii) the Company and the Subsidiaries, with respect to the Business, are and have been in material compliance with all applicable Environmental Laws and, to the knowledge of the Company, there is no condition that could prevent or materially interfere with such compliance in the future, (iii) the

Company and the Subsidiaries have obtained and are and have been in material compliance with all governmental environmental permits, registrations and authorizations required under Environment Laws for the operation of the Business, (iv) no hazardous waste, substance, material, pollutant, contaminant, or chemical, including, without limitation, petroleum and petroleum products, asbestos and any other material regulated under, or that can result in liability under, applicable Environmental Laws ("Hazardous Substances"), has been transported, stored, treated or disposed of by the Company or the Subsidiaries in operating the Business on or, solely as a result of the activities of the Company or the Subsidiaries, is present on or under the real property included in the Assets, except as would not result in material liability under any applicable Environmental Laws, (v) neither the Company nor the Subsidiaries has with respect to the Business entered into, agreed to, or is subject to any judgment, decree or order of any governmental authority under any Environmental Laws, (vi) there are no (w) underground or aboveground storage tanks, (x) surface impoundments, (y) landfills or (z) septic systems currently or formerly present at or about any of the properties or facilities owned or leased by the Company or the Subsidiaries and included within the Assets that would be reasonably likely to result in material liability to the Business under any applicable Environmental Laws, and (vii) there are no actions, activities, events, conditions or circumstances occurring or existing during the time of the Company's or the Subsidiaries' operation of the Business and ownership of its properties as a direct result of the activities of the Company or the Subsidiaries, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Substances, that would be reasonably likely to result in any material liability or obligation of the Business under or relating to any Environmental Laws.

     2.18 Transactions with Affiliates. Except as disclosed in Section 2.13 or
2.18 of the Disclosure Schedule, there are no contracts, agreements or arrangements between the Company (or the Subsidiaries) and any Stockholder (or any affiliate of a Stockholder) relating to the Business.

     2.19 Material Suppliers and Customers. Section 2.19 of the Disclosure Schedule sets forth the names of the ten suppliers and ten customers to whom the Company and the Subsidiaries paid or from whom they received the greatest sum of money in respect of services, products or materials provided to or from the Company and the Subsidiaries between June 30, 1999 and June 30, 2000 relating to the Business. Except as disclosed in Section 2.19 of the Disclosure Schedule, since June 30, 1999, none of the suppliers or customers listed in Section 2.19 of the Disclosure Schedule has notified the Company or any Subsidiary that it is canceling, otherwise terminating or significantly reducing or that it intends to cancel, otherwise terminate or significantly reduce its relationship with the Company.

     2.20 Brokers. Except for Exit Strategies, Inc., whose fees will be paid by the Company, no broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by any Stockholder or the Company or any of their respective directors, officers, employees, representatives or agents.

     2.21 Complete Assets. Except as set forth on Schedule 2.21, the Assets represent all assets, properties, franchises, licenses, permits, consents, certificates, authorities, operating rights, leases, contracts, agreements, commitments and arrangements necessary for the conduct of the Business in the ordinary course in the same manner as that in which the Business is currently conducted by the Company and the Subsidiaries.

     2.22 Product Warranties. Except as set forth in Schedule 2.22 of the Disclosure Schedule, there are no express product warranties applicable to products sold by the Company or the Subsidiaries in connection with the Business.

III. REPRESENTATIONS AND WARRANTIES OF BUYER.
     ----------------------------------------

     Buyer hereby represents and warrants to the Company as follows:

     3.1 Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority to enter into this Agreement and the agreements contemplated by this Agreement to be entered into by Buyer at Closing (collectively, "Buyer Agreements"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Each other Buyer Agreement will be duly executed and delivered by Buyer and, assuming that such other Buyer Agreement constitutes a valid and binding obligation of the Company, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     3.2 No Violation; Consents and Approvals. The execution and delivery by Buyer of this Agreement and the other Buyer Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof, will not, conflict with, or result in any violation of or default under, (a) any provision of the organizational documents of Buyer, (b) any Order or Applicable Laws applicable to Buyer or the property or assets of Buyer or (c) any contracts to which Buyer is a party or by which Buyer or its assets may be bound, which conflict, violation or default would materially impair Buyer's ability to consummate the transactions contemplated hereby. Except as set forth in Section 3.2 of the Disclosure Schedule, no Governmental Approval is required to be obtained or made by or with respect to Buyer or its affiliates in connection with the execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, other than, in each case, those the failure of which to obtain, individually or in the aggregate, would not materially impair Buyer's ability to consummate the transactions contemplated hereby.

     3.3 Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would materially impair Buyer's ability to consummate the transactions contemplated hereby, and there are no outstanding Orders of any Governmental Authority, affecting Buyer or its assets, at law or in equity, or which would impair materially Buyer's ability to consummate the transactions contemplated hereby.

     3.4 Brokers. Other than American Securities Capital Partners, L.P., the fees of which will be paid by Buyer or an affiliate thereof at Closing, no broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its partners, officers, employees, representatives or agents.

IV. COVENANTS OF THE PARTIES.
    ------------------------

     4.1 Conduct of the Company's Business. Except as contemplated by this Agreement and as set forth in Section 4.1 of the Disclosure Schedule, during the period from the date hereof to the Closing Date, the Company will, and will cause the Subsidiaries to, conduct the Business solely in the ordinary course of business consistent with past practice and use reasonable commercial efforts to keep available the services of its officers and employees associated with the Business and preserve its current relationships with customers, suppliers, licensors, creditors and others having business dealings with the Business. Without limiting the generality of the foregoing, except as expressly provided by this Agreement and as set forth in Section 4.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, not to be unreasonably withheld, neither the Company nor the Subsidiaries, with respect to the Business, will:

     (a) create, incur, assume or guarantee any indebtedness for borrowed money, other than borrowings (including, without limitation, obligations in respect of capital leases) and issuances of letters of credit in the ordinary course of business and consistent with past practice;

     (b) increase the rate of compensation or benefits of, or pay or agree to pay any benefit to (including, but not limited to, severance or termination pay), present or former directors, officers or employees, except (i) salary increases and bonuses granted in accordance with past practices, and (ii) as may be required by any existing Plan, agreement or arrangement disclosed to Buyer prior to the date hereof;

     (c) enter into, adopt, terminate or amend any Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except as required by law;

     (d) sell, lease, transfer, or otherwise dispose of capital assets, real, personal or mixed, which have an aggregate book value in excess of $50,000 or mortgage or encumber any properties or assets, whether real or personal, which have an aggregate book value in excess of $50,000;

     (e) agree to acquire any assets which are material, individually or in the aggregate, to the Company and the Subsidiaries, except raw materials and finished goods acquired in the ordinary course of business;

     (f) enter into, modify, amend or terminate any Material Contract, except
(i) modifications or amendments in connection with renewals of Material Contracts in the ordinary course of business and (ii) any modification, amendment or termination approved by Buyer prior to the date hereof of any agreement;

     (g) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it;

     (h) cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

     (i) effectuate a "plant closing" or "mass layoff" (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company or the Subsidiaries;

     (j) amend its certificate of incorporation or by-laws;

     (k) change any of its accounting principles, methods or practices;

     (l) change its fiscal year end inventory, shipping operations or cut-off procedures; or

     (m) agree, whether in writing or otherwise, to do any of the foregoing.

     4.2 Access to Information Prior to the Closing; Confidentiality. (a) During the period from the date of this Agreement through the Closing Date, the Company will give Buyer and its agents and authorized representatives (including prospective lenders) full and complete access to all offices, facilities, books and records, officers, employees and advisors (including audit and tax working papers prepared by its independent accountants, provided that Buyer will execute releases reasonably requested by the independent accountants if requested to do
so) of the Company and the Subsidiaries relating to the Business as Buyer may reasonably request during normal business hours; provided, however, that the Buyer must first obtain the verbal consent of a duly authorized officer of the Company prior to contacting any employee of the Company or the Subsidiaries.

     (b) Until the Closing, Buyer will hold and will cause its employees, agents, affiliates, consultants, representatives and advisors to hold any information which it or they receive in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of the Confidentiality and Non-Disclosure Agreement dated as of August 4, 2000 between American Securities Capital Partners, L.P. ("ASCP") (an affiliate of the Buyer) and the Company and the Confidentiality and Non-Disclosure Agreement dated as of March 9, 2000 between Buyer and the Company (collectively, the "Confidentiality Agreements") to the same extent as though each were a party to the Confidentiality Agreements.

     4.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date.

     4.4 Consents. (a) Without limiting the generality of Section 4.3 hereof, each of the parties hereto will use its reasonable best efforts to obtain all licenses, Permits, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. The parties hereto will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

     (b) Without limiting the generality of Section 4.3 hereof, the Company shall provide reasonable assistance to Buyer in its efforts to arrange the borrowing of funds in connection with the transaction, including facilitating customary due diligence, arranging for senior officers of the Company to meet with prospective lenders and providing reliance letters for customary legal opinions of the Company's attorneys; provided, however, that the Company shall not be required to extend assistance to more than 2 prospective lending groups, without its consent (which shall not be unreasonably withheld).

     4.5 Public Announcements. The parties hereto shall not issue any report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and approval of the other parties, except as may be required by law, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release.

     4.6 Payment of Transaction Fees. The Company hereby agrees that any Transaction Fees which are not paid by the Company on or before the Closing Date shall be the sole responsibility of the Company.

     4.7 Employees. (a) Buyer hereby agrees that it will notify the Company at least 10 days prior to the Closing of the current employees of the Business that it intends to hire as of the Closing (the "Transferring Employees"). As of the Closing Date, the Transferring Employees who have an account balance in any defined contribution plan (the "Defined Contribution Plans") maintained by the Company or any Subsidiary shall receive a distribution of their account balances and shall be permitted to rollover his or her "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code) to a retirement plan established or maintained by Buyer that contains a cash or deferred arrangement under Section 401(k) of the Code, including the rollover of an in-kind distribution of any outstanding loan balances. The Company acknowledges that, on and after the Closing Date, the account balances of the Transferring Employees shall be distributed from the Defined Contribution

Plans in accordance with Section 401(k)(10) of the Code. Effective as of the Closing Date, the Transferring Employees shall cease to be covered by the Company's welfare benefit plans, including, but not limited to, plans, programs, and arrangements which provide medical and dental coverage, life and accident insurance, disability insurance and severance pay ("Welfare Plans"). The Company shall retain responsibility only for those claims incurred by the Transferring Employees (or their eligible dependents) under any benefit plan of the Company or the Subsidiaries, including any Welfare Plan, prior to the Closing Date; a claim shall be deemed to be incurred on the date on which medical or other treatment or service was rendered (and not the date of inception of an illness or injury or the date on which a claim for treatment or service is submitted). Buyer shall include the Transferring Employees in its welfare plans as of the Closing Date, and, unless commercially unreasonable, such plans shall honor any deductible and out of pocket expenses incurred by the Transferring Employees under Seller's Welfare Plans during the portion of the year prior to the Closing Date, and shall waive any preexisting condition exclusion under such insurance.

     (b) The Company and the Seller Persons hereby agree that for a period of two years following the Closing, without the prior written consent of Buyer, which shall be in its sole discretion, none of the Seller Persons will offer employment to, or employ, any Transferring Employees.

     4.8 Action by Stockholders. (a) In accordance with all requirements of the Pennsylvania Business Corporation Law and subject to the provisions of subsection (b) of this Section 4.8, the Company shall: (i) promptly after the execution and delivery of this Agreement, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of the shareholders of the Company for the purpose of approving the plan of asset transfer and the transactions contemplated by this Agreement; and (ii) unless the Company receives an unsolicited proposal for an Alternative Transaction after the date hereof and the Company's Board of Directors determines in good faith (after consultation with counsel) that in order to comply with its fiduciary duties to its shareholders under Applicable Law it may not do so, include in any Statement (and not modify or amend) the determination and recommendation of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its shareholders, has approved this Agreement, the plan of asset transfer and such transactions and recommends that the shareholders of the Company vote in favor of and approve this Agreement and the transactions contemplated hereby.

     (b) As soon as practicable after the execution and delivery of this Agreement, but in no event later than January 19, 2001, the Company shall file with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall use commercially reasonable efforts to clear with the SEC and mail to the shareholders of the Company no later than March 9, 2001, a proxy information statement with respect to the Special Meeting (the "Statement"). The Company and Buyer shall cooperate in the preparation of any Statement; without limiting the generality of the foregoing, Buyer shall furnish to the Company the information relating to Buyer required by the Exchange Act to be set forth in the Statement. The Company agrees that the Statement shall comply in all material respects with the Exchange Act and the rules and regulations thereunder; provided, however, that no agreement is made by the Company with respect to information supplied by Buyer expressly for inclusion in the Statement. Buyer and its counsel shall be given a reasonable opportunity to review the Statement, all amendments and supplements thereto, and all replies to SEC comments with respect thereto, prior to the filing or sending thereof with or to the SEC.

     4.9 No Solicitation. Unless this Agreement has been terminated in accordance with Section 7 hereof, none of the Company, Marvin E. Sternberg, nor any of their respective affiliates nor their respective advisors, controlling shareholders or other representatives (collectively, the "Seller Persons"), will initiate, encourage, solicit, direct any of their employees to encourage, or, unless the Company's Board of Directors determines in good faith (after consultation with counsel) that such negotiations or discussions or provision of information is required in order for the Board of Directors of the Company to comply with its fiduciary duty to the shareholders of the Company, continue or conduct any negotiations or discussions with, or provide any information to, any third party other than Buyer or any of its designated affiliates or financing sources concerning the acquisition or merger of the Company, the forming of any type of business combination with the Company or the sale of Assets (except for inventory in the ordinary course of business) or any equity securities of the Company nor will any of such Seller Persons enter into any agreement relating to any of the foregoing (collectively, an "Alternative Transaction").

V. TAX MATTERS.
   -----------

   5.1 Transfer and Conveyance Taxes. The Company shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement; provided, however, that, in accordance with customary practices, any Pennsylvania real property transfer taxes shall be paid one-half by the Company and one-half by the Buyer.

   5.2 Clearance Certificate. Within 5 days following the Closing Date, the Company and the Subsidiaries shall each file an application for a tax clearance certificate with the Department of Revenue and the Department of Labor and Industry of the Commonwealth of Pennsylvania. Upon receipt of each such certificate, the Company shall promptly provide a copy of that certificate to the Buyer.

VI. CONDITIONS TO CLOSING.
    ---------------------

   6.1 Conditions to the Company's Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Company).

   (a) Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as at the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes permitted by the terms of this Agreement.

   (b) Performance. Buyer shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

   (c) Officer's Certificate. Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b) hereof.

   (d) No Injunction. On the Closing Date, there shall not be in effect any order issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement.

   (e) Legal Opinion. The Company shall received a legal opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to Buyer, substantially in the form of Exhibit 6.1 (e) hereto.

   (f) Closing Deliveries. Each of the other parties to this Agreement (other than the Company) shall have executed and delivered each of the agreements required to be delivered by them pursuant to Section 1.3.

   (g) Consents and Approvals. The Company shall have obtained all Governmental Approvals set forth in Section 2.3 of the Disclosure Schedule.

   (h) Assumption of Liabilities Agreement. Buyer shall have delivered to the Company an Assumption of Liabilities Agreement substantially in the form of
Exhibit 6.1(h) hereto with respect to the Assumed Liabilities.

   (i) Shareholder Approval. The shareholders of the Company shall have approved this Agreement and the transactions contemplated hereby in accordance with
Section 1932 of the Pennsylvania Business Corporation Law.

   (j) Consulting Agreement. The Buyer shall enter into the Consulting Agreement, substantially in the form of Exhibit 6.2 (j) hereto.

   6.2 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

   (a) Representations and Warranties. The representations and warranties of the Company in this Agreement which are qualified as to materiality or "Division Material Adverse Effect" shall be true and correct in all respects and all other representations and warranties of the Company in this

Agreement shall be true and correct in all material respects as at the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

     (b) Performance. The Company shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.

     (c) Officer's Certificate. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an officer of the Company, certifying the fulfillment of the conditions specified in Sections 6.1(a) and 6.1(b) hereof.

     (d) No Injunction. On the Closing Date, there shall not be in effect any Order issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement.

     (e) Consents and Approvals. Buyer shall have been provided with all material consents and approvals, or waivers thereof, of third parties, including, without limitation, all Governmental Approvals (including, without limitation, all governmental consents required by the Foot Powder Settlement) and any required in order to assign to Buyer all rights of the Company and its Subsidiaries to the contracts set forth on Schedule 1.2(a)(C) and to the Permits. In addition, at Buyer's option, Buyer shall have obtained policies of title insurance dated the time and date of the Closing Date with respect to the Real Property with liability equal to the fair market value of the Real Property as determined for purposes of Section 1.5 hereof, and the improvements therein, as reasonably determined by Buyer, insuring Buyer (or its assignee) as the sole owner of good, marketable and indefeasible title thereto, subject only to the Permitted Liens, and containing all endorsements reasonably requested by Buyer.

     (f) Transfer Documents. The Company shall have delivered to Buyer customary bills of sale, deeds, assignments and other instruments of transfer sufficient to convey good and marketable title to the Assets, free of all encumbrances other than Permitted Liens, in accordance with the terms of this Agreement.

     (g) Material Adverse Effect. There shall not have been any Division Material Adverse Effect from June 30, 2000 to the Closing Date, nor shall there exist any condition occurring after June 30, 2000 which could reasonably be expected to result in a Division Material Adverse Effect.

     (h) Legal Opinion. Buyer shall have received a legal opinion of (i) Posternak, Blankstein & Lund, LLP, counsel to the Company, and (ii) Jerome Lipman, P.C., special Pennsylvania counsel to the Company, substantially in the forms of Exhibit 6.2 (h)(i) and 6.2(h)(ii), respectively.

     (i) Closing Deliveries. Each of the other parties to this Agreement shall have executed and delivered each of the agreements required to be delivered by them pursuant to Section 1.3.

     (j) Consulting Agreement. Marvin E. Sternberg shall enter into the Consulting Agreement, substantially in the form of Exhibit 6.2(j) hereto.

     (k) FIRPTA. The Company shall execute, and deliver to Buyer, a certificate stating that it is not a "foreign person" for purposes of Section 1445 of the Code.

     (l) Due Diligence. Buyer shall have completed its due diligence review of the Business and the Assets, and such review shall be satisfactory to it in all respects; provided that this shall not be a condition to Buyer's obligations hereunder unless Buyer shall have notified Seller in writing on or before January 31, 2001 that this condition has not been satisfied.

     (m) Shareholder Approval. The shareholders of the Company shall have approved this Agreement, the plan of asset transfer and the transactions contemplated hereby in accordance with Section 1932 of the Pennsylvania Business Corporation Law.

     (n) Termination Agreement. The Trademark License Agreement between Sweet Pea and the Company shall be terminated.

     (o) Transition Agreement. The Company shall enter into a Transition Agreement, substantially in the form of Exhibit 6.2(o) hereto.

VII. TERMINATION.
     -----------

     7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

     (a) at any time, by mutual written agreement of the Company and Buyer;

     (b) on or before January 31, 2001, by Buyer or the Company, if on or before such date Buyer shall have provided to the Company the written notice referred to in Section 6.2(m);

     (c) at any time after May 2, 2001, by the Company upon written notice to Buyer, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Company;

     (d) at any time after May 2, 2001, by Buyer upon written notice to the Company, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Buyer;

     (e) by either Buyer or the Company if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such order shall have become final and nonappealable; or

     (f) by either Buyer or the Company if the shareholders of the Company shall not have approved this Agreement, the plan of asset transfer and the transactions at the Special Meeting contemplated hereby in accordance with Section 1932 of the Pennsylvania Business Corporation Law.

     7.2 Procedure and Effect of Termination. (a) Subject to paragraph (b), in the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, this Agreement shall become void and there shall be no liability on the part of any party hereto except (i) the obligations provided for in this Section 7.2 and Section
10.8 hereof, the confidentiality provision contained in Section 4.2 hereof, the Confidentiality Agreements referred to in such Section, the Cap in Section 8.3(b) hereof, and the Buyer's Cap in Section 8.5 hereof shall survive any such termination of this Agreement and (ii) nothing herein shall relieve any party from liability for breach of this Agreement. The Buyer agrees that for a period of two years following the termination of this Agreement, without the prior written consent of the Company, which shall be in its sole discretion, the Buyer shall not solicit for employment any of the employees of the Company or of the Subsidiaries, provided, however, that an advertisement regarding the availability of employment in a newspaper, an Internet site, or the like, shall not be considered a solicitation hereunder.

     (b) If (i) the Company's Board of Directors shall fail to recommend, or shall modify or amend its recommendation, that the shareholders of the Company vote in favor of this Agreement, the plan of asset transfer and the transactions contemplated hereby, (ii) the Company or the Buyer shall terminate this Agreement pursuant to Section 7.1(f) and (iii) the Company shall within 90 days thereafter enter into an agreement for an Alternative Transaction, the Company shall promptly pay to Buyer a fee of $750,000 (the "Termination Fee").

VIII. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION.
      ----------------------------------------------------------------------

      8.1 Survival of Representations and Warranties. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing Date. A claim for indemnification relating to the representations and warranties (i) may be made at any time prior to the date which is 15 months from the Closing Date (except as set forth in (ii) hereof) and (ii) in Sections 2.1, 2.11, 2.12 and 2.17 may be made at any time until the expiration of the applicable statute of limitations. A claim for indemnification with respect to the Excluded Liabilities may be made at any time. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

      8.2 The Company's Agreement to Indemnify. Upon the terms and subject to the conditions of this Article VIII, the Company shall indemnify, defend and hold harmless Buyer and its officers, directors, partners, employees, agents and affiliates at any time after the Closing, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages") asserted against, relating to, imposed upon or incurred by Buyer or such affiliates or other indemnified persons arising from or in connection with (i) a breach of any representation or warranty of the Company contained in or made pursuant to this Agreement; (ii) non-fulfillment of any agreement or covenant of the Company contained in or made pursuant to this Agreement; or (iii) the Excluded Liabilities (collectively, "Buyer Claims").

      8.3 The Company's Limitation of Liability. (a) Notwithstanding anything to the contrary contained in Section 8.2 hereof, the Company shall have no liability for indemnification under this Article VIII unless the Company has been notified of the claim within the survival period specified in Section 8.1 hereof.

      (b) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be liable hereunder to Buyer, its directors, officers, shareholders, employees, agents, representatives, successors and assigns except to the extent that the Damages incurred shall exceed in the aggregate Three Hundred Fifty Thousand Dollars ($350,000) (the "Basket"), in which event the Company shall be liable for all Buyer Claims (including amounts included in the Basket); provided, that the indemnified party shall not be required to sustain Damages in excess of the Basket amount prior to being indemnified against Damages resulting from the Excluded Liabilities, and the Company shall be liable for all Damages relating thereto; provided further, that the Company shall not be liable hereunder for any amount in the aggregate in excess of Seventeen Million Dollars ($17,000,000) (the "Cap").

      8.4 Buyer's Agreement to Indemnify. Upon the terms and subject to conditions of this Article VIII, Buyer shall indemnify, defend and hold harmless the Company and its officers, directors, partners, employees, agents and affiliates (collectively, the "Seller Indemnities"), at any time after the Closing, from and against and shall reimburse such person for all Damages asserted against, relating to, imposed upon or incurred by the Company or such affiliates or other indemnified persons arising from or in connection with (i) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or (ii) non-fulfillment of any agreement or covenant of Buyer contained in or made pursuant to this Agreement (collectively, "Company Claims").

      8.5 Buyer's Limitation of Liability. Buyer shall have no liability for indemnification under Section 8.4 unless it has been notified of the claim within the survival period specified in Section 8.1 hereof. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be liable under this Article VIII or for any other claim related to this Agreement or the contemplated transactions for any amount in the aggregate in excess of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Buyer Cap"). The Buyer Cap shall be the sole and exclusive remedy of the Seller Indemnities for a Company Claim or any other claim against Buyer relating to this Agreement and the transactions contemplated herein. Upon receipt of the Buyer Cap, the Seller

Indemnities shall be precluded from exercising any other right or remedy available under this Agreement or applicable law against Buyer.

      8.6 Conditions of Indemnification With Respect to Third-Party Claims. The obligations and liabilities of the Company and Buyer with respect to Buyer Claims and Company Claims, respectively, which arise or result from claims for Damages made by third parties ("Third-Party Claims") shall be subject to the following terms and conditions:

          (i) The indemnified party will give the indemnifying party prompt notice of any such Third-Party Claim, setting forth therein in reasonable detail the basis for such Third Party Claim, and the indemnifying party shall have the right (unless (a) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (b) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding) to undertake the defense thereof by representatives chosen by it, provided, that failure to provide such prompt notice shall not affect the indemnifying party's obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure; and provided, further, that the indemnified party will reasonably cooperate with the indemnifying party in defending such Third Party Claim;

          (ii) If the indemnifying party, within a reasonable time after notice of any such Third-Party Claim, fails to defend the indemnified party against which such Third-Party Claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof; and

          (iii) Any provision in this Article VIII to the contrary notwithstanding, (A) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, to defend, compromise or settle such Third-Party Claim; provided, however, that if such Third Party Claim is settled without the indemnifying party's consent, the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such Third-Party Claim; and (B) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect to such Third-Party Claim.

      8.7 Adjustment to Purchase Price. Any payments made pursuant to this
Article VIII shall be considered as an adjustment to the Purchase Price.

      8.8 Additional Provision For Tax Indemnity. For purposes of Sections 1.2(b), 2.12 and 8.2, the Closing Date shall be treated as the last day of a taxable year, whether or not a taxable year in fact ends on such date, and the Company's allocable portion of Taxes relating to the Business with respect to a taxable period which includes (but does not end on) the Closing Date shall be
(x) in the case of any Taxes other than Taxes based upon or related to income or receipts, an amount equal to the Tax for the entire taxable period relating to the Business multiplied by a fraction, the numerator of which is the number of days in the period for which such Taxes are paid ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and
(y) in the case of any Taxes relating to the Business based upon or related to income or receipts, the amount that would be payable if the taxable period ended on the Closing Date. The party that has the primary obligation to do so under applicable law shall file any Tax Return that is required to be filed in respect of the applicable Taxes, and that party shall pay the Taxes shown on such Tax Return and the other party shall reimburse the filing party for its share of such Tax as determined under this Agreement by wire transfer of immediately available funds no later than ten days after receipt of written notice that such Tax has been paid to the applicable governmental body; provided however that the non-filing party shall have the right to review and participate in the drafting of any Tax Return required to be filed for any taxable year that includes the Closing Date. For purposes of Taxes based upon or measured by net income ("Income Taxes"), the Company shall include the net income attributable to the Company, the Business and the Assets in its income through the Closing Date and shall file the appropriate Tax Returns. The Company shall be responsible for the payment of all Taxes, including, without limitation, Income Taxes imposed on the Company, if any, as a result of the transfer of the Business and the Assets to Buyer. The Company and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other with respect to the Company, the Business or the Assets in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes with respect to the Company, the Business or the Assets. Such cooperation and information shall include, without limitation, providing copies of all relevant portions of Tax Returns with respect to the Company, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. The party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Each party shall retain all returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless the relevant portions of such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement. Any information obtained under this
Section 8.8 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding and shall be used solely for the purposes set forth in this Section 8.8.

IX. DEFINITIONS.
    -----------

      "Assets" shall mean all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, used or held for use in the Business in which the Company or any Subsidiary has any right, title or interest or in which the Company or any Subsidiary acquires any right, title or interest on or before the Closing Date, including, without limitation, accounts receivable, notes receivables, inventories, supplies, prepaid expenses, goodwill, governmental permits, intangibles, contracts, equipment, Intellectual Property, Real Property, Personal Property and all other assets included in the Closing Date Statement, together with the Intellectual Property related to the Business owned by Sweet Pea Technologies, Inc. ("Sweet Pea"), but excluding (i) any Assets disposed of by the Company or the Subsidiaries in the ordinary course of business prior to the Closing Date and (ii) the capital stock of the Subsidiaries.

      "Closing Working Capital Difference" shall mean the difference between the Estimated Net Working Capital and $3,950,000.

      "Dentsply International Settlement" shall refer to the settlement of the lawsuit filed by Dentsply International, Inc., Civil Action No. 1:CV-98-0668, against the Company pursuant to a certain Settlement Agreement effective as of October 1, 2000, between Dentsply International Inc., Tulsa Dental Products Inc. and the Company.

      "Division Material Adverse Effect" shall mean any event, change or effect, individually or in the aggregate with other events, changes or effects, that (a) is materially adverse to the Assets or the business, properties, financial condition, results of operations or prospects of the Business or (b) would impair or delay in any material respect the ability of the Company to consummate the transactions contemplated hereby.

      "Employee Transaction Bonus Payments" shall mean an amount, if any, payable to any employee of the Company or its Subsidiaries as a result of the transactions contemplated hereby and any required withholding and other Taxes payable by the Company or its Subsidiaries with respect thereto.

      "Excess Capital Lease Amount" shall mean an amount equal to the excess, if any, of (a) the capital lease liabilities (determined in accordance with GAAP) for the lease of equipment set forth in Schedule 1.2(B) on the Closing Date over
(b) $1.35 million.

      "Facility Indebtedness" shall mean the Indebtedness Liability of the Company under the Installment Sale Agreement dated April 28, 1994 between the Company and the York County Industrial Development Corporation.

   "Foot Powder Settlement" shall refer to the settlement with the U.S. Government relating to the Company's manufacture and sale of Itch-Away Foot Powder pursuant to contracts with the United States Defense Department.

   "Indebtedness Liability" shall mean the outstanding principal of, accrued and unpaid interest on, any prepayment penalties or premiums on, and any other amounts payable with respect to, all indebtedness of the Company and its Subsidiaries for borrowed money, including, without limitation, any bank overdrafts, any notes payable to the Stockholders, their predecessors or any affiliates of either, any deferred compensation liabilities, any capital lease obligations and any mortgages on the Real Property (the "Existing Indebtedness").

   "Net Working Capital" shall mean the total current Assets (i.e., Assets which are classified as current assets on a balance sheet prepared in accordance with
GAAP) of the Business minus the total Trade Payables and Accrued Expenses of the Business, in each case as reflected on the Closing Date Statement or the Final Closing Date Statement, as applicable, prepared in accordance with Section 1.4(a).

   "Total Enterprise Value" shall mean (i) in the event that the Closing Working Capital Difference equals or exceeds $250,000 (an "Adjustment Event"), an amount equal to $17 million, minus $3,950,000, plus the amount of the Estimated Net Working Capital, minus the Excess Capital Lease Amount, minus the amount of the Facility Indebtedness and (ii) in the event that the Closing Working Capital Difference is less than $250,000 (a "Non-Adjustment Event"), an amount equal to $17 million, minus the Excess Capital Lease Amount, minus the amount of the Facility Indebtedness. For information purposes, based on the assumptions set forth on Schedule 1.1(b), the Total Enterprise Value would be $15,300,000.

   "Trade Payables and Accrued Expenses" shall mean all trade accounts payable and accrued expenses of the Company and the Subsidiaries incurred in the ordinary course of operating the Business, relating exclusively to the Business, to the extent reflected or accrued on the Final Closing Date Statement but excluding all liabilities which are Excluded Liabilities.

   "Transaction Fees" shall mean an amount in cash equal to, as of the Closing Date, the sum of (i) the outstanding fees and expenses of Posternak, Blankstein & Lund, LLP, BDO Seidman, LLP and Exit Strategies, Inc. incurred in connection with the transactions contemplated by this Agreement and (ii) all other outstanding fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement (other than the fees and expenses of Buyer and its affiliates pursuant to Section 10.8).

X. MISCELLANEOUS.
   -------------

   10.1 Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

   10.2 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) (iii) by telecopy facsimile transmission (receipt of which is confirmed), or (iv) by email:

   (a) If to Buyer, to:

       Miltex Instrument Company, Inc.
       700 Hicksville Road
       Bethpage, New York 11714
       Telecopy: (516) 576-8130
       Attention: Steve Chilinski
       email: schilinski@miltex.com

       with a copy to:

       American Securities Capital Partners, L.P.
       666 Third Avenue
       New York, New York 10017
       Telecopy: (212) 697-5524
       Attention: David Horing
       email: dhoring@american-securities.com

       with a copy to:

       Kaye, Scholer, Fierman, Hays & Handler, LLP
       425 Park Avenue
       New York, New York 10021
       Telecopy: (212) 836-8689
       Attention: Emanuel Cherney, Esq.
       email: echerney@kayescholer.com

   (b) If to the Company or the Subsidiaries, to:

       Moyco Technologies, Inc.
       200 Commerce Drive
       Montgomeryville, Pennsylvania 18936
       Telecopy: (215) 362-3809
       Attention: Joseph Sternberg
       email: moyco@moycotech.com
       with a copy to:

       Posternak, Blankstein & Lund, LLP
       100 Charles River Plaza
       Boston, Massachusetts 02114
       Telecopy: (617) 973-6100
       Attention: Ira J. Deitsch, Esq.
       email: ideitsch@pbl.com

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third business day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

  10.3 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure of the Company to comply with any term or provision of this Agreement may be waived by Buyer, and any failure of Buyer to comply with any term or provision of this Agreement may be waived by the Company, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

  10.4 Entire Agreement. This Agreement, the Disclosure Schedule and the exhibits, schedules and other documents referred to herein which form a part hereof (including, without limitation, the Confidentiality Agreements referred to in Section 4.2 (b) hereof) contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

  10.5 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

  10.6 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto, except that Buyer may assign all or any portion of its rights hereunder to one or more of its affiliates, provided that, no such assignment shall relieve Buyer of its obligations hereunder. Any attempted assignment in violation of this Section shall be null and void.

     10.7 No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

     10.8 Fees and Expenses. Subject to Article I and the immediately succeeding sentence, whether or not the transactions contemplated hereby are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby. Buyer shall not be responsible for any acquisition related expenses incurred by the Company, its shareholders, or the fees and expenses of Exit Strategies, Inc. The Company shall not be responsible for any acquisition related expenses incurred by the Buyer or the fees and expenses of American Securities Capital Partners.

     10.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As used in this Agreement, the term "subsidiary" shall mean any person with respect to which a specified person (or a subsidiary thereof) owns a majority of the common stock or other voting securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or individuals exercising similar functions.

     10.11 Forum: Service of Process. Any legal suit, action or proceeding brought by any party or any of its affiliates arising out of or based upon this Agreement shall be instituted in any federal or state court in the State of Delaware, and each party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

     10.12 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of law thereof.

     10.13 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS

AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                 MOYCO TECHNOLOGIES, INC.

                                                 By:____________________________
                                                 Name:
                                                 Title:


                                                 SWEET PEA TECHNOLOGIES, INC.

                                                 By:____________________________
                                                 Name:
                                                 Title:


                                                 THOMPSON DENTAL MFG., INC.

                                                 By:____________________________
                                                 Name:
                                                 Title:


                                                 MILTEX INSTRUMENT COMPANY, INC.

                                                 By:____________________________
                                                 Name:
                                                 Title:

Solely with respect to Sections 4.7(b) and 4.9:





______________________________________
Marvin E. Sternberg



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